Exhibit 10.319

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following restricted stock units representing shares of Common Stock of The Charles Schwab Corporation (“Schwab”) under the Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”):

Name of Grantee:

Total Number of Units Granted:

Grant Date:	,

You and Schwab agree that these units are granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors’ Deferred Compensation Plan II and the Restricted Stock Unit Agreement, which are made a part of this notice. Please review the Restricted Stock Unit Agreement carefully, as it explains the terms and conditions of these units. You agree that Schwab may deliver electronically all documents relating to the Plan or these units (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. Unless you provide written objection to Schwab within 30 days of your receipt of this notice, you agree to all of the terms and conditions of this notice, the restricted stock unit agreement and the Plan.

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Vesting	These restricted stock units have been issued under the Plan pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the “Deferred Compensation Plan”) and are fully vested and non-forfeitable at all times.

Nature of Units	Your units are mere bookkeeping entries. They represent only Schwab’s unfunded and unsecured promise to issue shares of Schwab Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of Schwab.

Voting Rights and Dividend Rights	Your units carry no voting rights. Any dividends paid on shares of Schwab Common Stock shall be credited to you as additional Restricted Stock Units. Otherwise, you have no rights as a Schwab stockholder until your units are settled by issuing shares of Schwab Common Stock.

Settlement of	Your units will be settled in accordance with

Units	the terms of the Deferred Compensation Plan. At the time of settlement, you will receive one share of Schwab’s Common Stock for each unit.

Other Terms and Conditions	Your units will be governed by all of the applicable terms and conditions of the Deferred Compensation Plan, which are made part of this Agreement.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Schwab policies or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Schwab stock, the number of your units will be adjusted accordingly, as Schwab may determine pursuant to the Plan.

The Plan and Other Agreements	The text of the Plan and the Deferred Compensation Plan (the “Plans”) are incorporated in this Agreement by reference. This Agreement and the Plans constitute the entire understanding between you and Schwab regarding these units. Any prior agreements, commitments or negotiations concerning these units are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plans, the terms of the Plans will control.

BY ACCEPTING THIS AWARD,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.